EXHIBIT 23.3

Thomas W. Janes

Founder, CEO

Kerry Capital Advisors, Inc.

260 Franklin St., 19th Floor

Boston, MA 02110

USA

617-340-6334-Office

April 29, 2016

Mr. Sohail Quraeshi

Escue Energy

Dallas, Texas

Subject: Authority to use valuation on S1 filing

Dear Sir

I hereby authorize you and your company to use my valuation on your S1 filing. For and questions please contact me.

Regards

/s/ Thomas Janes

Thomas Janes

CEO